Exhibit 99

FORD REPORTS $2.6 BILLION 2011 FIRST QUARTER NET INCOME AS ONE FORD PLAN CONTINUES STRONG PROGRESS+

●
First quarter net income was $2.6 billion, or 61 cents per share, a $466 million increase from first quarter 2010. Pre-tax operating profit was $2.8 billion, or 62 cents per share, an increase of $827 million from first quarter 2010. Ford has posted a pre-tax operating profit for seven consecutive quarters.

●	Automotive pre-tax operating profit was $2.1 billion for the first quarter, an increase of $936 million from first quarter 2010.

●	Ford Credit reported a pre-tax operating profit of $713 million for the first quarter, a decrease of $115 million from first quarter 2010.

●	Total Company revenue was $33.1 billion in the first quarter, up $5 billion from first quarter 2010.

●	Ford generated positive Automotive operating-related cash flow of $2.2 billion in the first quarter, an improvement of $2.3 billion from first quarter 2010.

●	Ford continued to reduce Automotive debt with an additional $2.5 billion of net debt reductions in the first quarter as a result of the redemption of all outstanding Trust Preferred Securities.

●
Ford ended the first quarter with Automotive gross cash of $21.3 billion, an increase of $800 million compared to the end of 2010. Ford’s Automotive gross cash exceeded debt by $4.7 billion, an improvement of $3.3 billion from year end 2010.

●	Ford ended the first quarter with $30.7 billion in total Automotive liquidity, an increase of $2.8 billion from year end 2010.

●	For full year results, Ford plans to deliver continued improvement in pre-tax operating profit and Automotive operating-related cash flow compared to 2010.

Financial Results Summary+	First Quarter
	2010	2011	B/(W) 2010

Wholesales (000)++	1,253	1,403	150
Revenue (Bils.)++	$28.1	$33.1	$5.0

Operating results
Pre-tax results (Mils.)++	$2,010	$2,837	$827
After-tax results (Mils.)+++	1,761	2,612	851
Earnings per share+++	0.46	0.62	0.16

Special items pre-tax (Mils.)	$125	$(61)	$(186)

Net income / (loss) attributable to Ford
After-tax results (Mils.)	$2,085	$2,551	$466
Earnings per share	0.50	0.61	0.11

Automotive gross cash (Bils.)	$25.3	$21.3	$(4.0)
Net cash (Bils.)	(9.0)	4.7	13.7
See end notes on page 8.

DEARBORN, Mich., April 26, 2011 – Ford Motor Company [NYSE: F] today reported first quarter 2011 net income of $2.6 billion, or 61 cents per share, an increase of $466 million, or 11 cents per share, from first quarter 2010 as fuel-efficient new products, continued investment in global growth and the strengthening of Ford’s core business boosted results.

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“Our team delivered a great quarter, with solid growth and improvements in all regions,” said Alan Mulally, Ford president and CEO.  “We continue to accelerate our One Ford plan around the world, delivering on our commitments to serve our global customers with a full family of best-in-class vehicles and deliver profitable growth for all, despite uncertain economic conditions.”

First quarter 2011 pre-tax operating profit was $2.8 billion, or 62 cents per share, an increase of $827 million, or 16 cents per share, from first quarter 2010. This increase reflects improved profits in each Automotive segment, led by a strong performance in North America and solid improvement in Europe.

First quarter Automotive pre-tax operating profit was $2.1 billion, an increase of $936 million from first quarter 2010.  Ford's Automotive business is benefiting from growth in both volume and per-unit net revenue.  This revenue growth, along with scale benefits from increasing volume, are driving improvements in profitability and operating margin – despite higher commodity costs and planned cost increases associated with the investments Ford is making in its products, brand and future growth.  The profitability improvement also reflects Ford's stronger balance sheet through lower net interest expense.

First quarter Ford Credit pre-tax operating profit was $713 million, a decrease of $115 million from first quarter 2010, consistent with previous guidance.

North America posted a first quarter pre-tax operating profit of $1.8 billion, a $591 million increase from first quarter 2010. Europe reported a first quarter pre-tax operating profit of $293 million, an increase of $186 million from first quarter 2010. South America and Asia Pacific Africa also posted increased pre-tax operating profits.

Ford’s first quarter revenue was $33.1 billion, an increase of $5 billion from first quarter 2010.

Ford generated positive Automotive operating-related cash flow of $2.2 billion in the first quarter, an improvement of $2.3 billion from first quarter 2010.

Ford also made significant progress in strengthening its balance sheet, with a net reduction in Automotive debt of $2.5 billion in the first quarter, including the redemption of all outstanding Trust Preferred Securities. Ford ended the first quarter with $21.3 billion of Automotive gross cash, an increase of $800 million compared to Dec. 31, 2010. Automotive gross cash exceeded debt by $4.7 billion, an improvement of $3.3 billion from year end 2010.

Ford took action to increase overall liquidity, including an additional $1.7 billion of capacity on its secured revolving credit facility, reflecting Ford’s improved credit profile and overall credit conditions. Ford’s Automotive liquidity totaled $30.7 billion, an increase of $2.8 billion from year end 2010.

“Our business is improving as we achieve growth in volume and revenue, while maintaining our focus on increasing competitiveness,” said Lewis Booth, Ford executive vice president and chief financial officer. “The quarter was another encouraging step as we invest for an even stronger business for the future.”

FIRST QUARTER 2011 HIGHLIGHTS

●	Completed additional debt reduction action with a $3 billion redemption of Ford’s Trust Preferred Securities, while increasing liquidity by $2.8 billion
●	Announced investment of $400 million and retention of 3,750 full-time jobs at the Kansas City Assembly Plant for a new vehicle to be built at the facility
●	Signed a Memorandum of Understanding with Sollers to form a 50:50-owned JV to expand production and distribution of Ford vehicles in Russia
●	Posted 16% increase in U.S. sales due to strong demand for fuel-efficient products such as Fiesta, Fusion, Edge, Escape, Explorer and F-Series
●	Remained top-selling automaker in Canada, reporting an 8.6% year-over-year sales increase
●	Increased Asia Pacific Africa share to 2.4%, fueled by Fiesta, Focus, Figo and Ranger; China sales increased 18%, India up 115%
●	Lincoln won top spot in J.D. Power Vehicle Dependability survey
●	Unveiled Ford B-MAX small car and Ranger Wildtrak pickup at the 2011 Geneva Motor Show
●	Announced SYNC with MyFord Touch expansion to Europe in 2012
●	Launched EcoBoost engine technology in China with production of the 2011 Ford Mondeo at the Changan Ford Mazda Automotive plant
●	Fiesta became the first in its segment to earn top safety ratings in the world’s largest markets -- the U.S., Europe, and China
●	Introduced a new Cargo truck in Brazil, representing our commitment to competitiveness in a critical segment in South America

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AUTOMOTIVE SECTOR

Automotive Sector*	First Quarter
	2010	2011	B/(W) 2010

Wholesales (000)	1,253	1,403	150
Revenue (Bils.)	$25.4	$31.0	$5.6
Pre-tax results (Mils.)	$1,195	$2,131	$936
* Excludes special items; 2010 excludes Volvo, which was reported as a special item.

Total Automotive pre-tax operating profit in the first quarter was $2.1 billion, an increase of $936 million from first quarter 2010. The increase is explained by favorable volume and mix and favorable net pricing, that more than offset higher contribution costs – which include material costs, warranty expense and freight and duty costs. The higher contribution costs were driven by higher commodity costs and material excluding commodities -- primarily added content, technology and features for Ford’s new products. Other costs, primarily structural, increased, reflecting the impact of new product launches, investment in future growth, and higher volumes.

Total vehicle wholesales in the first quarter were 1.4 million units, up 150,000 units from first quarter 2010, as every business segment reported higher wholesales.

Total Automotive revenue in the first quarter was $31 billion, up $5.6 billion from first quarter 2010.

North America: In the first quarter, North America reported a pre-tax operating profit of $1.8 billion, compared with a profit of $1.2 billion a year ago. The increase reflects favorable volume and mix and favorable net pricing. These were offset partially by higher contribution costs, primarily material costs to support new products, as well as increases for commodities, warranty, and freight and duty. Other costs, primarily structural, to support higher volumes and new product launches, also increased. Revenue in the first quarter was $17.9 billion, up $3.8 billion from a year ago.

South America: In the first quarter, South America reported a pre-tax operating profit of $210 million, compared with a profit of $203 million a year ago. The increase reflects favorable net pricing and volume and mix, offset largely by higher costs and unfavorable exchange. Revenue in the first quarter was $2.3 billion, up $300 million from a year ago.

Europe: In the first quarter, Europe reported a pre-tax operating profit of $293 million, compared with a profit of $107 million a year ago. The increase was more than explained by favorable net pricing, favorable volume and mix, favorable exchange and higher subsidiary profits. Revenue in the first quarter was $8.7 billion, up $1 billion from a year ago.

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Asia Pacific Africa: In the first quarter, Asia Pacific Africa reported a pre-tax operating profit of $33 million, compared with a profit of $23 million a year ago. The increase is more than explained by lower contribution costs. Revenue in the first quarter, which excludes sales at unconsolidated China joint ventures, was $2.1 billion, up $500 million from a year ago.

Other Automotive: The first quarter Other Automotive loss was $249 million, compared with a loss of $391 million in first quarter 2010.  This improvement primarily reflects lower net interest expense, offset partially by unfavorable changes in fair market value adjustments related primarily to Ford’s investment in Mazda.

FINANCIAL SERVICES SECTOR

Financial Services Sector	First Quarter
	2010	2011	B/(W) 2010

Revenue (Bils.)	$2.7	$2.1	$(0.6)
Ford Credit pre-tax results (Mils.)	$828	$713	$(115)
Other Financial Services pre-tax results (Mils.)	(13)	(7)	6
Financial Services pre-tax results (Mils.)	$815	$706	$(109)

For the first quarter, the Financial Services sector reported a pre-tax operating profit of $706 million, a decrease of $109 million compared with first quarter 2010.

Ford Motor Credit Company: In the first quarter, Ford Credit reported a pre-tax operating profit of $713 million, compared with a profit of $828 million in first quarter 2010. The decrease is more than explained by lower market valuation adjustments to derivatives and lower receivables volume.

OUTLOOK

Ford remains focused on delivering the key aspects of the One Ford plan, which are unchanged:

●	Aggressively restructuring to operate profitably at the current demand and changing model mix
●	Accelerating the development of new products that customers want and value
●	Financing the plan and improving the balance sheet
●	Working together effectively as one team, leveraging Ford’s global assets

The One Ford transformation continues in 2011 as Ford launches key products in critical markets, while maintaining a sharp focus on critical business issues, including cost competitiveness, fuel efficiency, investment in emerging markets, and continued improvement in brand health and pricing discipline.

Ford said its performance is off to a great start. Ford is on track to deliver continued improvement in full year pre-tax operating profit and Automotive operating-related cash flow compared to 2010. Based on lower expected profit at Ford Credit, increasing commodity costs, seasonal factors that tend to favor the first half of the year and higher investments and costs related to its longer-term growth and brand plans, quarterly results in the latter part of the year may not be as strong as the first quarter. As the year progresses, Ford said it will take advantage of every opportunity to further strengthen its business.

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Ford expects solid profitability for Ford Credit in 2011, although at a lower level than 2010, reflecting primarily the non-recurrence of lower lease depreciation expense and credit loss reserve reductions of the same magnitude as 2010. Ford estimates the profit impact of these two items will reduce profit by about $1.1 billion in 2011 compared to 2010. Ford Credit is projecting distributions of about $3 billion during 2011.

Ford expects U.S. full year industry volume will be in the range of 13 million to 13.5 million units and, for the 19 markets Ford tracks in Europe in the range of 14.5 million to 15.5 million units, including medium and heavy trucks.

In the first quarter, the seasonally adjusted annual rate of sales was 13.4 million in the U.S., and 15.9 million units for the 19 markets Ford tracks in Europe. Despite encouraging first quarter industry levels, Ford is maintaining its present guidance for North America and Europe.

The company expects its full year U.S. total market share and its share of the U.S. retail market as well as European market share to be equal to or improved from 2010. In the first quarter, Ford’s U.S. market share was 16 percent, and European market share was 8.5 percent.

In North America, Ford has increased its J.D. Power dependability ranking; however, the company is addressing some near-term issues, leading to a mixed overall quality outlook for the year. Ford remains on track to achieve quality improvements in its international operations.

Commodity costs and structural costs each are expected to increase by about $2 billion compared with 2010. The latter is consistent with supporting higher volumes in the short term, as well as Ford’s plan to grow its business, continue to strengthen its brand and improve its products. In the first quarter, Ford’s structural costs increased $400 million compared to first quarter 2010, and commodity costs increased by $300 million.

Ford expects 2011 capital expenditures in the range of $5 billion to $5.5 billion. Capital spending in the first quarter was $900 million.

Ford expects total company second quarter production to be about 1.5 million units, up 12,000 units from a year ago, reflecting continued strong customer demand for its products. The forecast reflects Ford’s best projection, at this time, of the impact of the events in Japan. As always, Ford’s production plans remain consistent with its strategy to match supply to demand.

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“Our progress toward delivering profitable growth for all will continue as we aggressively manage short term challenges and opportunities,” said Mulally. “We expect our annual volumes to continue to grow substantially, driven primarily by our growing product strength, a gradually strengthening global economy and an unrelenting focus on improving the competitiveness of all of our operations.”

Ford’s planning assumptions and key metrics, and production volumes, are shown below:

	First	Full Year	Full Year
	Quarter	Plan	Outlook

Planning Assumptions
Industry Volume (SAAR)* -- U.S. (Mils.)	13.4	13.0 - 13.5	On Track
Europe (Mils.)**	15.9	14.5 - 15.5	On Track

Operational Metrics
Compared with Prior Year:
- Quality	Mixed	Improve	Mixed

- U.S. Market Share	16.0%	Equal / Improve	On Track
- U.S. Retail Share of Retail Market***	13.6%	Equal / Improve	On Track

- Europe Market Share**	8.5%	Equal / Improve	On Track

Financial Metrics
Compared with Prior Year:
- Total Company Pre-Tax Operating Profit****	$2.8 Bils.	Improve	On Track
- Automotive Structural Costs*****	$400 Mils. Higher	Higher	About $2 Bils. Higher
- Commodity Costs	$300 Mils. Higher	Higher	About $2 Bils. Higher
- Automotive Operating Margin****	7.7%	Equal / Improve	On Track
- Automotive Operating-Related Cash Flow	$2.2 Bils.	Improve	On Track

Absolute Amount:
- Capital Spending	$900 Mils.	$5.0 - $5.5 Bils.	On Track

For Full Year Results, We Plan To Deliver Continued Improvement In Pre-Tax Operating Profit And Automotive Operating-Related Cash Flow
*	Includes medium and heavy trucks
**	European 19 markets we track
***	Estimate
****	Excludes special items; Automotive operating margin is defined as Automotive pre-tax results, excluding special items and Other Automotive, divided by Automotive revenue
*****	Structural cost changes are measured primarily at present-year exchange, and exclude special items and discontinued operations

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Production Volumes*	2011
	First Quarter Actual		Second Quarter Forecast
	Units	O/(U) 2010	Units	O/(U) 2010
	(000)	(000)	(000)	(000)

North America	657	83	710	57
South America	112	2	130	(1)
Europe	446	4	420	(31)
Asia Pacific Africa	236	60	195	(13)

Total	1,451	149	1,455	12

*	Includes production of Ford brand and JMC brand vehicles to be sold by unconsolidated affiliates

+
The financial results discussed herein are presented on a preliminary basis; final data will be included in Ford’s Quarterly Report on Form 10-Q for the period ended March 31, 2011.  The following information applies to the information throughout this release:

●	Pre-tax operating results exclude special items unless otherwise noted.
●
See tables following the “Safe Harbor/Risk Factors” for the nature and amount of special items, and reconciliation of items designated as “excluding special items” to U.S. generally accepted accounting principles (“GAAP”).  Also see the tables for reconciliation to GAAP of Automotive gross cash and operating-related cash flow.

●
Discussion of overall Automotive cost changes is measured primarily at present-year exchange and excludes special items and discontinued operations; in addition, costs that vary directly with production volume, such as material, freight, and warranty costs, are measured at present-year  volume and mix.

●	As a result of the sale of Volvo, 2010 results for Volvo were reported as special items and excluded from wholesales, revenue and operating results.
●
Wholesale unit sales and production volumes include the sale or production of Ford-brand and JMC-brand vehicles by unconsolidated affiliates. JMC refers to our Chinese joint venture, Jiangling Motors Corporation. See materials supporting the April 26, 2011 conference calls at www.shareholder.ford.com for further discussion of wholesale unit volumes.

++	Excludes special items.
+++
Excludes special items and “Income/(Loss) attributable to non-controlling interests.”  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to GAAP.

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Safe Harbor/Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

●	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geo-political events, or other factors;
●	Decline in market share or failure to achieve growth;
●	Lower-than-anticipated market acceptance of new or existing products;
●
An increase in or acceleration of market shift beyond our current planning assumptions from sales of trucks, medium- and large-sized utilities, or other more profitable vehicles, particularly in the United States;

●	An increase in fuel prices, continued volatility of fuel prices, or reduced availability of fuel;
●	Continued or increased price competition resulting from industry overcapacity, currency fluctuations, or other factors;
●	Adverse effects from the bankruptcy, insolvency, or government-funded restructuring of, change in ownership or control of, or alliances entered into by a major competitor;
●	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;
●
Economic distress of suppliers that may require us to provide substantial financial support or take other measures to ensure supplies of components and could increase our costs, affect our liquidity, or cause production constraints or disruptions;

●	Single-source supply of components or materials;
●	Labor or other constraints on our ability to maintain competitive cost structure;
●	Work stoppages at Ford or supplier facilities or other interruptions of production;
●	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
●	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates or investment returns);
●	Restriction on use of tax attributes from tax law "ownership change;"
●	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, reputational damage, or increased warranty costs;
●	Increased safety, emissions, fuel economy, or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
●	Unusual or significant litigation, governmental investigations or adverse publicity arising out of alleged defects in our products, perceived environmental impacts, or otherwise;
●
A change in our requirements for parts where we have long-term supply arrangements committing us to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller ("take-or-pay" contracts);

●	Adverse effects on our results from a decrease in or cessation or clawback of government incentives related to investments;
●	Adverse effects on our operations resulting from certain geo-political or other events;
●	Inherent limitations of internal controls impacting financial statements and safeguarding of assets;
●	Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations;
●	Failure of financial institutions to fulfill commitments under committed credit facilities;
●	A prolonged disruption of the debt and securitization markets;
●
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;

●	Higher-than-expected credit losses;
●	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
●	Collection and servicing problems related to finance receivables and net investment in operating leases;
●	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
●	Imposition of additional costs or restrictions due to the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Act") and its implementing rules and regulations;
●	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions; and
●	Inability of Ford Credit to obtain competitive funding.

Ford cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Ford's forward-looking statements speak only as of the date of initial issuance, and Ford does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see "Item 1A . Risk Factors" of Ford's Annual Report on Form 10-K for the year ended December 31, 2010.

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CONFERENCE CALL DETAILS

Ford Motor Company [NYSE:F] releases its preliminary first quarter 2011 financial results at 7 a.m. EST today.  The following briefings will be conducted after the announcement:

●
At 9 a.m. EST, Alan Mulally, Ford president and CEO, and Lewis Booth, Ford executive vice president and chief financial officer, will host a conference call for the investment community and news media to discuss the 2011 first quarter.

●
At 11 a.m. EST, Bob Shanks, Ford vice president and controller, David Brandi, Ford assistant treasurer, and Mike Seneski, chief financial officer, Ford Motor Credit Company, will host a conference call for fixed income analysts and investors.

Listen-only presentations and supporting materials will be available on the Internet at www.shareholder.ford.com.  Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information – Tuesday, April 26
Earnings Call: 9 a.m. EDT
Toll Free: 866.953.6858
International: 617.399.3482
Earnings Passcode: “Ford Earnings”

Fixed Income: 11 a.m. EDT
Toll Free: 866.318.8616
International: 617.399.5135
Fixed Income Passcode: “Ford Fixed Income”

Replays – Available after 2 p.m. the day of the event through Tuesday May 3
www.shareholder.ford.com
Toll Free: 888.286.8010
International: 617.801.6888

Passcodes:
Earnings: 24818643
Fixed Income: 29314028

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 166,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

# # #

Contact(s):	Media:	Equity Investment	Fixed Income	Shareholder
	John Stoll	Community:	Investment Community:	Inquiries:
	1.313.594.1106	Larry Heck	Shawn Ryan	1.800.555.5259 or
	jstoll1@ford.com	1.313.594.0613	1.313.621.0881	1.313.845.8540
		fordir@ford.com	fixedinc@ford.com	stockinf@ford.com

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REVENUE RECONCILIATION TO GAAP
	First Quarter
	2010	2011
	(Bils.)	(Bils.)

North America	$14.1	$17.9
South America	2.0	2.3
Europe	7.7	8.7
Asia Pacific Africa	1.6	2.1
Total Automotive (excl. special items)	$25.4	$31.0
Special items -- Volvo	3.5	-
Total Automotive	$28.9	$31.0
Financial Services	2.7	2.1
Total Company	$31.6	$33.1

Memo:
Total Company (excl. Volvo)	$28.1	$33.1

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NET INCOME / (LOSS) RECONCILIATION TO GAAP
		First Quarter
			B /(W)
		2011	2010
		(Mils.)	(Mils.)

	Pre-tax results (excl. special items)	$2,837	$827
	Special items*	(61)	(186)
	Pre-tax results (incl. special items)	$2,776	$641
	(Provision for) / Benefit from income taxes	(220)	(170)
	Income / (Loss) from continuing operations	$2,556	$471
	Income / (Loss) from discontinued operations	-	-
	Net income / (loss)	$2,556	$471
	Less: Income / (Loss) attributable to non-controlling interests	5	5
	Net income / (loss) attributable to Ford	$2,551	$466

*	See page 15 for details of special items

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INCOME / (LOSS) FROM CONTINUING OPERATIONS
	First Quarter
	2010	2011
	(Mils.)	(Mils.)

North America	$1,253	$1,844
South America	203	210
Europe	107	293
Asia Pacific Africa	23	33
Other Automotive	(391)	(249)
Total Automotive (excl. special items)	$1,195	$2,131
Special items -- Automotive	125	(61)
Total Automotive	$1,320	$2,070
Financial Services (excl. special items)	$815	$706
Special items -- Financial Services	-	-
Total Financial Services	$815	$706
Pre-tax results	$2,135	$2,776
(Provision for) / Benefit from income taxes	(50)	(220)
Income / (Loss) from continuing operations	$2,085	$2,556
Income / (Loss) from discontinued operations	-	-
Net income / (loss)	$2,085	$2,556
Less: Income / (Loss) attributable to non-controlling interests	-	5
Net income / (loss) attributable to Ford	$2,085	$2,551

Memo: Excluding special items
Pre-tax results	$2,010	$2,837
(Provision for) / Benefit from income taxes	(249)	(220)
Less: Income / (Loss) attributable to non-controlling interests	-	5
After-tax results	$1,761	$2,612

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SPECIAL ITEMS
		First Quarter
		2010	2011
		(Mils.)	(Mils.)
	Personnel and Dealer-Related Items
	Personnel-reduction actions	$(86)	$(22)
	Mercury discontinuation / Other dealer actions	(15)	(1)
	Job Security Benefits / Other	38	(1)
	Total Personnel and Dealer-Related Items	$(63)	$(24)

	Other Items
	Trust Preferred redemption	$-	$(60)
	Foreign sub. liquidation -- currency translation impact	-	17
	Sale of Volvo and related charges	188	6
	Total Other Items	$188	$(37)

	Total Special Items	$125	$(61)

	Memo:
	Special items impact on earnings per share*	$0.07	$(0.01)

*	Includes related tax effect on special items and tax special items not detailed above

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CALCULATION OF EARNINGS PER SHARE
	First Quarter 2011
		After-Tax
	Net Income	Oper. Results
	Attributable	Excl. Special
	to Ford	Items

After-Tax Results (Mils.)
After-tax results*	$2,551	$2,612
Effect of dilutive 2016 Convertible Notes**	14	14
Effect of dilutive 2036 Convertible Notes**	-	-
Effect of dilutive convertible Trust Preferred Securities**/***	36	36
Diluted after-tax results	$2,601	$2,662

Basic and Diluted Shares (Mils.)
Basic shares (Average shares outstanding)	3,771	3,771
Net dilutive options and warrants****	264	264
Dilutive 2016 Convertible Notes	95	95
Dilutive 2036 Convertible Notes	3	3
Dilutive convertible Trust Preferred Securities***	133	133
Diluted shares	4,266	4,266

EPS (Diluted)	$0.61	$0.62

Our current low effective tax rate is primarily the result of our valuation allowance against deferred tax assets. Sustained levels of profitability are expected to lead to reversal of the majority of our valuation allowance, which could occur as early as the Second Half of 2011. This would lead to a more normalized annual effective tax rate for Full Year 2011 (approaching the U.S. statutory tax rate of 35% for the year) for the purpose of determining operating earnings per share. Reversal of the valuation allowance will not affect our cash tax payments, which should remain low for a number of years.

*	Excludes Income / (Loss) attributable to non-controlling interests and the effect of discontinued operations; special items detailed on page 15
**
As applicable, includes interest expense, amortization of discount, amortization of fees, and other changes in from the application of the if-converted method for convertible securities income or loss that result

***
On March 15, 2011, the Trust Preferred Securities were fully redeemed and, as a result, for purposes of dilution effect, the year-to-date average share will reflect the Trust Preferred Securities owned through March 15.  However, the quarterly dilution calculation for the remaining quarters of 2011 will not include the Trust Preferred Securities

****	Net dilutive effect includes approximately 155 million dilutive shares representing the net share settlement methodology for the 362 million warrants outstanding as of March 31, 2011

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AUTOMOTIVE GROSS CASH RECONCILIATION TO GAAP
	Mar. 31,	Dec. 31,	Mar. 31,
	2010	2010	2011
	(Bils.)	(Bils.)	(Bils.)

Cash and cash equivalents	$12.8	$6.3	$12.6
Marketable securities*	12.5	14.2	8.8
Total cash and marketable securities	$25.3	$20.5	$21.4

Securities in transit**	-	-	(0.1)
Gross cash	$25.3	$20.5	$21.3

*
Included at March 31, 2011 are Ford Credit debt securities that we purchased, which are reflected in the table at a carrying value of $201 million; the estimated fair value of these securities is $203 million. Also included are Mazda marketable securities with a fair value of $138 million.  For similar datapoints for the other periods listed here, see our prior period SEC reports

**	The purchase or sale of marketable securities for which the cash settlement was not made by period-end and for which there was a payable or receivable recorded on the balance sheet at period-end

AUTOMOTIVE OPERATING-RELATED CASH FLOWS RECONCILIATION TO GAAP
	First Quarter
	2010	2011
	(Bils.)	(Bils.)

Cash flows from operating activities of continuing operations*	$-	$3.1

Items included in operating-related cash flows
Capital expenditures	(0.9)	(0.9)
Proceeds from the exercise of stock options	0.1	0.1
Net cash flows from non-designated derivatives	(0.1)	-

Items not included in operating-related cash flows
Cash impact of Job Security Benefits and personnel-reduction actions	0.1	-
Pension contributions	0.3	0.3
Tax refunds and tax payments from affiliates	-	(0.4)
Other**	0.4	-
Operating-related cash flows	$(0.1)	$2.2

*
2010 adjusted to reflect the reallocation of amounts previously displayed in "Net change in intersector receivables / payables and other liabilities" on our Sector Statement of Cash Flows.  These amounts are being reallocated from a single line item to the individual cash flow line items within operating, investing, and financing activities of continuing operations on our Sector Statement of Cash Flows

**	2010 includes Volvo cash flows

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